Exhibit 4

POWER OF ATTORNEY

Know all men by these presents that Dierk Reuter does hereby make, constitute and appoint each of Robert Lande and David S. Sassoon as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned to execute and file on the undersigned’s behalf all forms as may be required to be filed from time to time with the Securities and Exchange Commission with respect to: Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Act’), including without limitation, Schedule 13D, Schedule 13G and statements on Forms 3, 4, and 5 (including any amendments thereto) as a result of the undersigned’s ownership of or transactions in securities of FXCM Inc. The authority of Robert Lande and David S. Sassoon under this Power shall continue until the undersigned is no longer required to file Schedule 13D, Schedule 13G or Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of FXCM Inc., unless earlier revoked in writing. The undersigned acknowledges that Robert Lande and David S. Sassoon are not assuming any of the undersigned’s responsibilities to comply with Section 13(d) or Section 16 of the Act.

By:	/s/ Dierk Reuter
Name:	Dierk Reuter

Date:	June 21, 2012